UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2019

Strategic Storage Trust II, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55617 (Commission File Number)	46-1722812 (IRS Employer Identification No.)

10 Terrace Road

Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:  None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 7.01.Regulation FD Disclosure.

Press Release

On June 27, 2019, Strategic Storage Trust II, Inc. (the “Registrant”) issued a press release announcing that the Registrant’s board of directors (the “Board”) approved an estimated value per share for shares of the Registrant’s common stock. A copy of the press release is attached as Exhibit 99.1 to this Current Report. Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01.Other Events.

Determination of Estimated Per Share Net Asset Value

On June 26, 2019, the Board, at the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Committee”), unanimously approved and established the estimated net asset value per share (“Estimated Per Share NAV”). The Estimated Per Share NAV is based on the estimated value of the Registrant’s assets less the estimated value of the Registrant’s liabilities, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of March 31, 2019 (the “Valuation Date”). The Registrant is providing this Estimated Per Share NAV to assist broker-dealers in connection with their obligations under National Association of Securities Dealers Conduct Rule 2340, as required by the Financial Industry Regulatory Authority (“FINRA”), with respect to customer account statements. This valuation was performed in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued in April 2013 (the “IPA Valuation Guidelines”).

The Committee, which is comprised solely of independent directors, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Registrant’s Estimated Per Share NAV, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices, and the reasonableness of the assumptions used in the valuations and appraisals.

The Estimated Per Share NAV was determined after consultation with Strategic Storage Advisor II, LLC, our advisor (the “Advisor”), and Robert A. Stanger & Co, Inc. (“Stanger”), an independent third-party valuation firm. The engagement of Stanger was approved by the Committee. Stanger prepared an appraisal report (the “Stanger Appraisal Report”) summarizing key information and assumptions and providing an appraised value on 112 of the 113 properties (the “Stanger Appraised Properties”) in the Registrant’s portfolio as of March 31, 2019. Stanger also prepared a net asset value report (the “Stanger NAV Report”) which estimates the net asset value per share of each of the Registrant’s Class A common stock and Class T common stock as of March 31, 2019. The Stanger NAV Report relied upon: (i) the Stanger Appraisal Report for the Stanger Appraised Properties; (ii) the pending disposition price for the Borden Park property, pursuant to a purchase and sale agreement, net of the Advisor’s estimated transaction costs; (iii) Stanger’s estimated value of the Registrant’s secured notes payable; (iv) Stanger’s estimate of the Advisor’s subordinated participation in net sale proceeds due upon liquidation of the Registrant’s portfolio; and (v) the Advisor’s estimate of the value of the Registrant's other assets and liabilities, to calculate an estimated net asset value per share of the Registrant’s common stock. The process for estimating the value of the Registrant’s assets and liabilities was performed in accordance with the provisions of the IPA Valuation Guidelines.

Upon the Committee’s receipt and review of the Stanger Appraisal Report and the Stanger NAV Report (the “Reports”), the Committee recommended $10.66 as the Estimated Per Share NAV of each of the Registrant’s Class A common stock and Class T common stock as of March 31, 2019 to the Board. Upon the Board’s receipt and review of the Reports and recommendation of the Committee, the Board approved $10.66 as the Estimated Per Share NAV of each of the Registrant’s Class A common stock and Class T common stock as of March 31, 2019.

The table below sets forth the calculation of the Registrant’s Estimated Per Share NAV as of March 31, 2019 and the Registrant’s previous estimated value per share as of December 31, 2017.

	March 31, 2019	December 31, 2017
Assets
Real Estate Properties	$1,401,326,048	$999,660,000
Additional Assets
Cash	13,929,024	7,355,422
Restricted Cash	5,957,748	4,512,990
Other Assets	5,354,187	5,050,740
Total Assets	$1,426,567,007	$1,016,579,152
Liabilities
Debt	$775,218,482	$397,507,764
Mark-to-Market on Mortgage Debt	3,989,306	(5,648,067)
Accounts Payable and Accrued Liabilities	13,790,985	7,451,848
Due to Affiliates	217,193	403,904
Incentive Distribution	5,616,134	4,491,853
Distributions Payable	2,922,647	2,852,100
Total Liabilities	$801,754,748	$407,059,402
Net Asset Value	$624,812,259	$609,519,750

Net Asset Value for Class A Shares	$544,207,162	$531,251,035
Number of Class A Shares Outstanding (1)	51,055,712	49,889,289
Estimated Value Per Class A Share	$10.66	$10.65

Net Asset Value for Class T Shares	$80,605,097	$78,268,715
Number of Class T Shares Outstanding	7,562,103	7,350,142
Estimated Value Per Class T Share	$10.66	$10.65

(1)	Includes outstanding units in our operating partnership (“OP Units”) and unvested restricted stock issued to our independent directors.

Methodology and Key Assumptions

In determining the Estimated Per Share NAV, the Board considered the recommendation of the Committee, the Reports provided by Stanger and information provided by the Advisor. The Registrant’s goal in calculating the Estimated Per Share NAV is to arrive at a value that is reasonable and supportable using what the Committee and the Board each deems to be appropriate valuation methodologies and assumptions.

FINRA’s current rules provide no guidance on the methodology an issuer must use to determine its Estimated Per Share NAV. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different Estimated Per Share NAV, and these differences could be significant. The Estimated Per Share NAV is not audited and does not represent the fair value of the Registrant’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Registrant’s assets and liabilities or the amount the Registrant’s shares of common stock would trade at on a national securities exchange. The estimated asset values may not, however, represent current market value or book value. The estimated value of the Stanger Appraised Properties do not necessarily represent the value the Registrant would receive or accept if the assets were marketed for sale. The Estimated Per Share NAV does not reflect a discount for the fact that the Registrant is externally managed, nor does it reflect a real estate portfolio premium/discount compared to the sum of the individual property values. The Estimated Per Share NAV also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale.

Independent Valuation Firm

Stanger was selected by the Committee to appraise and provide a value on the 112 Stanger Appraised Properties. Stanger is engaged in the business of appraising commercial real estate properties and is not affiliated with the Registrant or the Advisor. The compensation the Registrant paid to Stanger related to the valuation is based on the scope of work and not on the appraised values of the Registrant’s real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The Stanger Appraisal Report was reviewed, approved, and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its Reports, Stanger did not, and was not requested to, solicit third-party indications of interest for the Registrant’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Registrant.

Stanger collected reasonably available material information that it deemed relevant in appraising the Registrant’s real estate properties. Stanger relied in part on property-level information provided by the Advisor, including: (i) historical and projected operating revenues and expenses; (ii) unit mixes; (iii) rent rolls; and (iv) information regarding recent or planned capital expenditures.

In conducting its investigation and analyses, Stanger took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant.

Although Stanger reviewed information supplied or otherwise made available by the Registrant or the Advisor for reasonableness, Stanger assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to Stanger by any other party and did not independently verify any such information. Stanger has assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Stanger were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Registrant’s management, the Board, and/or the Advisor. Stanger relied on the Registrant to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

In performing its analyses, Stanger made numerous other assumptions as of various points in time with respect to industry performance, general business, economic, and regulatory conditions, and other matters, many of which are beyond its control and the Registrant’s control. Stanger also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, Stanger assumed that the Registrant has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density, or shape are pending or being considered. Furthermore, Stanger’s analyses, opinions, and conclusions were necessarily based upon market, economic, financial, and other circumstances and conditions existing as of or prior to the date of the Stanger Appraisal Report, and any material change in such circumstances and conditions may affect Stanger’s analyses and conclusions. The Stanger Appraisal Report contains other assumptions, qualifications, and limitations that qualify the analyses, opinions, and conclusions set forth therein. Furthermore, the prices at which the Registrant’s real estate properties may actually be sold could differ from Stanger’s analyses.

Stanger is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Registrant in connection with public security offerings, private placements, business combinations, and similar transactions. The Registrant does not believe that there are any material conflicts of interest between Stanger, on the one hand, and the Registrant, the Advisor, and their affiliates, on the other hand. The Registrant engaged Stanger, with approval from the Committee, to deliver its Reports to assist in the net asset value calculation and Stanger received compensation for those efforts. In addition, the Registrant has agreed to indemnify Stanger against certain liabilities arising out of this engagement. A special committee of the Board previously engaged Stanger to serve as a financial advisor in connection with the Registrant’s acquisition of Strategic Storage Growth Trust, Inc. and Stanger provided a fairness opinion in connection with that transaction, for which Stanger was paid usual and customary fees. A special committee of the Board has also engaged Stanger to serve as a financial advisor in connection with a strategic transaction, for which Stanger will be paid usual and customary fees. Stanger may from time to time in the future perform other services for the Registrant, so long as such other services do not adversely affect the independence of Stanger as certified in the applicable Stanger Appraisal Report.

Although Stanger considered any comments received from the Registrant or the Advisor relating to their Reports, the final appraised values of the Registrant’s real estate properties were determined by Stanger for the Stanger Appraised Properties. The Reports are addressed solely to the Committee to assist it in calculating and recommending to the Board an Estimated Per Share

NAV of the Registrant’s common stock. The Reports are not addressed to the public, may not be relied upon by any other person to establish an Estimated Per Share NAV of the Registrant’s common stock, and do not constitute a recommendation to any person to purchase or sell any shares of the Registrant’s common stock.

The foregoing is a summary of the standard assumptions, qualifications, and limitations that generally apply to the Reports. The Reports, including the analysis, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports.

Real Estate Valuation

As described above, the Registrant engaged Stanger to provide an appraisal of the Stanger Appraised Properties consisting of 112 of the 113 properties in the Registrant’s portfolio as of March 31, 2019. In preparing the Stanger Appraisal Report, Stanger, among other things:

•	performed a site visit of each Stanger Appraised Property in the context of this assignment or prior assignments;

•

interviewed the Registrant’s officers or the Advisor’s personnel to obtain information relating to the physical condition of each Stanger Appraised Property, including known environmental conditions, status of ongoing or planned property additions and reconfigurations, and other factors for such properties;

•

reviewed historical operating statements, asking rental rates by unit type, achieved rental rates, market rental rates, occupancy for the subject properties and competing properties, current tax information and a review of tax comparable properties, where appropriate, and capitalization rates for self storage properties observed in the marketplace based on investor surveys and general discussions in the market, and extracted from recent sales of self storage properties in each property’s region.

Stanger employed the income approach to estimate the value of the Stanger Appraised Properties, which involves an economic analysis of the property based on its potential to provide future net annual income. A direct capitalization analysis was used to determine the value of the Registrant’s interest in the portfolio, by valuing the subject interest in each Stanger Appraised Property in the portfolio. The direct capitalization analysis was based upon the stabilized net operating income of each property capitalized at an appropriate capitalization rate for each property based upon property characteristics and competitive position and market conditions at the date of the appraisal.  Stanger deducted estimated lease up costs for properties that were not considered stabilized and adjusted the value conclusion of properties that suffered from deferred maintenance. Lastly, Stanger analyzed those properties that are subject to a contingent deferred liability (i.e., an earnout) and reflected such liability, as appropriate.

Stanger prepared the Stanger Appraisal Report, which summarizes key inputs and assumptions, providing a value for each of the Stanger Appraised Properties it appraised using financial information provided by the Registrant and the Advisor. From such review, Stanger selected the appropriate direct capitalization rate in its direct capitalization analysis. In the Stanger NAV Report, the Borden Park property was included in the net asset value analysis at the pending disposition price, pursuant to a purchase and sale agreement, net of the Advisor’s estimated disposition costs.

As of March 31, 2019, the Registrant owned 113 real estate assets. The total aggregate purchase price of these properties was approximately $1.2 billion. In addition, through the Valuation Date, the Registrant had invested $19.5 million in capital improvements on these real estate assets since inception. As of the Valuation Date, the total value of the Stanger Appraised Properties and the pending disposition price for the Borden Park property at the Registrant’s respective ownership interest was approximately $1.4 billion. This represents an approximately 15.3% increase in the total value of the real estate assets over the aggregate purchase price and aggregate improvements. The following summarizes the key assumptions that were used in the direct capitalization models to arrive at the appraised value of the Stanger Appraised Properties:

	Range		Weighted Average
Direct Capitalization Rate	4.75%	6.50%	5.16%

While the Registrant believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Stanger Appraised Properties and thus, the Estimated Per Share NAV. The table below illustrates the impact on the Estimated Per Share NAV if the direct capitalization rates were adjusted by 25 basis points or 5.0%, assuming the value conclusion for each Stanger Appraised Property is based on the method being sensitized and all other factors remain unchanged:

	Estimated Per Share NAV due to:
	Increase	Decrease	Increase	Decrease
	25 Basis Points	25 Basis Points	5.0%	5.0%
Direct Capitalization Rate	$9.63	$11.71	$9.61	$11.73

Loans

Values for the Registrant’s consolidated secured notes payable (the “Secured Notes Payable”) were estimated by Stanger using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for notes payable with similar characteristics, including remaining loan term, loan-to-value ratios, debt-service-coverage ratios, prepayment terms, and collateral property attributes. The current market interest rate was generally determined based on market rates for available comparable debt. The estimated current market interest rates ranged from 3.90% to 7.27% for the Secured Notes Payable.

As of March 31, 2019, Stanger’s estimated fair value of the Registrant’s Secured Notes Payable was $779.2 million. The weighted-average discount rate applied to the future estimated debt payments of the Secured Notes Payable was approximately 5.02%.

While the Registrant believes that Stanger’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the estimated value of the Registrant’s Secured Notes Payable and thus, the Estimated Per Share

NAV. The table below illustrates the impact on the Estimated Per Share NAV if the market interest rate of the Secured Notes Payable were adjusted by 25 basis points or 5.0%, and assuming all other factors remain unchanged:

Estimated Per Share NAV due to:
Decrease	Increase	Decrease	Increase
25 Basis Points	25 Basis Points	5.0%	5.0%
$10.58	$10.76	$10.58	$10.75

Cash, Other Assets, Other Liabilities

The fair value of the Registrant’s cash, other assets, and other liabilities were estimated by the Advisor to approximate carrying value as of the Valuation Date.

The carrying value of a majority of the Registrant’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as intangible assets and liabilities, estimated liability for distribution and servicing fees and deferred financing costs, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments.

Different parties using different assumptions and estimates could derive a different Estimated Per Share NAV, and these differences could be significant. The value of the Registrant’s shares will fluctuate over time in response to developments related to individual assets in the Registrant’s portfolio and the management of those assets and in response to the real estate and finance markets.

Advisor Promote

The Estimated Per Share NAV was calculated net of the Advisor’s subordinated participation in net sale proceeds in the event of a liquidation of the portfolio (the “Advisor Promote”), which the Registrant advised Stanger was equal to 15.0% of net sale proceeds after stockholders are paid return of capital plus a 6.0% cumulative, non-compounded return. Stanger estimated the value of the Advisor Promote at $5.6 million as of the Valuation Date.

The Board’s Determination of the Estimated Per Share NAV

Based upon a review of the Reports provided by Stanger, upon the recommendation of the Committee, the Board estimated the Estimate Per Share NAV for each of the Class A common stock and Class T common stock to be $10.66.

Limitations of Estimated Per Share NAV

The various factors considered by the Board in determining the Estimated Per Share NAV were based on a number of assumptions and estimates that may not be accurate or complete. As disclosed above, the Registrant is providing the Estimated Per Share NAV to assist broker-dealers that participate, or participated, in the Registrant’s public offering in meeting their customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different Estimated Per Share NAV. The Estimated Per Share NAV is not audited and does not represent the fair value of the Registrant’s assets or liabilities according to GAAP.

Accordingly, with respect to the Estimated Per Share NAV, the Registrant can give no assurance that:

•	a stockholder would be able to resell his or her Class A shares of common stock or Class T shares of common stock at the Estimated Per Share NAV;
•

a stockholder would ultimately realize distributions per share equal to the Registrant’s Estimated Per Share NAV upon liquidation of the Registrant’s assets and settlement of its liabilities or a sale of the Registrant;

•	the Registrant’s shares of Class A common stock and Class T common stock would trade at the Estimated Per Share NAV on a national securities exchange;
•	a different independent third-party appraiser or other third-party valuation firm would agree with the Registrant’s Estimated Per Share NAV; or
•

the Estimated Per Share NAV, or the methodology used to estimate the Registrant’s Estimated Per Share NAV, will be found by any regulatory authority to comply with the Employee Retirement Income Security Act (ERISA), the Internal Revenue Code of 1986, as amended, or other regulatory requirements.

Similarly, the amount a stockholder may receive upon repurchase of their shares, if they participate in the Registrant’s share repurchase program, may be greater than or less than the amount a stockholder paid for the shares, regardless of any increase in the underlying value of any assets owned by the Registrant.

The Estimated Per Share NAV is based on the estimated value of the Registrant’s assets less the estimated value of the Registrant’s liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2019. The Estimated Per Share NAV was based upon 58,617,815 shares of equity interest outstanding as of March 31, 2019, which was comprised of (i) 50,619,451 outstanding Class A shares of the Registrant’s common stock, plus (ii) 7,562,103 outstanding Class T shares of the Registrant’s common stock, plus (iii) 416,073 outstanding OP Units, which OP Units are exchangeable on a one-for-one basis into Class A shares of Company’s common stock, plus (iv) 20,188 shares of unvested restricted Class A common stock issued to the Registrant’s independent directors.

Further, the value of the Registrant’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets. The Estimated Per Share NAV does not reflect a discount for the fact that the Registrant is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Estimated Per Share NAV also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale. The Registrant currently anticipates publishing a new estimated share value on an annual basis.

Distribution Reinvestment Plan

In accordance with the Registrant’s distribution reinvestment plan, as amended (the “Plan”), the price per share pursuant to the Plan is equal to the estimated value per share approved by the Board and in effect on the date of purchase of shares under the Plan. In connection with the estimated value per share described in this Current Report, the Board approved a share price for the purchase of shares under the Plan equal to the estimated value per share of $10.66 for both Class A shares and Class T shares, to be effective for distribution payments being paid beginning in August 2019.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press Release dated June 27, 2019
99.2	Consent of Robert A. Stanger & Co., Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust II, Inc.
Date: June 27, 2019	By:	/s/ /s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer